Exhibit 4

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.



                      AMENDMENT NO. 1 TO LICENSE AGREEMENT


     This Amendment No. 1 to License Agreement (this "Amendment") is effective as of November 10, 2004 (the "Effective Date"), between INCYTE CORPORATION (formerly known as Incyte Pharmaceuticals, Inc.), a Delaware corporation having a place of business at Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, Delaware 19880 ("Incyte"), and XOMA TECHNOLOGY LTD., a company organized under the laws of Bermuda having a place of business at 2910 Seventh Street, Berkeley, California 94710, and XOMA IRELAND LIMITED, a company with limited liability organized under the laws of Ireland having a place of business at Shannon Airport House, Shannon, Co. Clare, Ireland (together, the "XOMA Entities").

     A. XOMA Corporation and Incyte entered into a certain license agreement effective as of July 9, 1998 (the "Agreement"), pursuant to which, inter alia, Incyte licensed certain patent rights relating to bactericidal/permeability-increasing protein or lipopolysaccharide-binding protein molecules and related technology to XOMA Corporation.

     B. The XOMA Entities are XOMA Corporation's successors in interest with respect to all of XOMA Corporation's rights and obligations under the Agreement.

     C. The XOMA Entities are entering into a license agreement with Zephyr Sciences Inc. and an amendment to their existing license agreement with New York University ("NYU") and, together with Incyte, wish to amend the Agreement as specified herein.

     D. Terms which are defined in the Agreement shall have the same meanings when used in this Amendment, unless a different definition is given herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, Incyte and the XOMA Entities agree as follows:

     Section 1. Amendments. Pursuant to Section 11.3 of the Agreement,

     (a)  Section 3.1 of the Agreement is hereby amended as follows:

          (i) The words "[*] ([*]%) percent" in the first sentence thereof shall be replaced with the words "[*] ([*]%) percent"; and

          (ii) The amount of "U.S. $11,500,000" in the first sentence thereof shall be replaced by the amount of "U.S. $[*]" each time such amount appears therein.

     (b) Section 9.2 of the Agreement is hereby amended by adding to the end thereof the following:

          So long as a valid sublicense hereunder remains in effect between XOMA Ireland Limited and Zephyr Sciences Inc. ("Sublicensee"),


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                                       3


          (i) Incyte shall permit Sublicensee, in Sublicensee's sole discretion, to cure any breach or default by XOMA hereunder prior to any termination of this Agreement by Incyte based on such breach or default. In the event Sublicensee does not exercise its right to cure as provided above and Incyte elects to terminate this Agreement, Sublicensee shall have the right (but not the obligation), exercisable for a thirty (30) day period, to enter into a license agreement with Incyte upon terms no less favorable to Sublicensee than the terms hereof then in effect; and

          (ii) there shall be no amendment to the terms or conditions of this Agreement without the prior written consent of Sublicensee; provided, however, that adjustments in the financial terms favorable to XOMA may occur without Sublicensee's prior consent (so long as such adjustment does not diminish or contravene any rights of Sublicensee).

     Section 2. Representation. The XOMA Entities represent to Incyte that [*].

     Section 3. Effectiveness of Amendment. This Amendment shall be effective only upon full execution and delivery of the license agreement with Zephyr Sciences Inc. [*].

     Section 4. Effect of Amendment. Except as expressly provided for herein, all terms and conditions of the Agreement shall remain in full force and effect.

     Section 5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     Section 6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.



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                                       4



     IN WITNESS WHEREOF, the undersigned parties have agreed to the foregoing as of the Effective Date.


INCYTE CORPORATION


By:  ________________________
         Name:
         Title:


XOMA TECHNOLOGY LTD.

By:    ______________________
        G. James Reynolds
        Director


XOMA IRELAND LIMITED


By:   _______________________
       Alan Kane, Director,
       duly authorized for and
       on behalf of XOMA IRELAND
       LIMITED in the presence of:

       ______________________